UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CLAIRE’S STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CLAIRE’S STORES, INC.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027

—————————————

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 23, 2004

—————————————

To our shareholders:

     You are cordially invited to attend the 2004 annual meeting of the shareholders of Claire’s Stores, Inc. which will be held at The St. Regis Fontainebleau Room, Two East 55th Street at Fifth Avenue, New York, New York 10022 on June 23, 2004, at 9:30 a.m., New York City time. At the meeting, shareholders will vote on the following matters:

1.	The election of seven directors, each to serve for a one-year term;

2.	To vote on a shareholder proposal regarding our operations in Northern Ireland; and

3.	To transact such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

     If you own shares of our common stock as of the close of business on April 30, 2004, you can vote those shares by proxy or at the meeting.

By order of the Board of Directors,

MARLA L. SCHAEFER
Co-Chairman of the Board

E. BONNIE SCHAEFER
Co-Chairman of the Board

May 26, 2004

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR PROXIES, AS THE CASE MAY BE, AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

CLAIRE’S STORES, INC.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027

___________________________________

PROXY STATEMENT

___________________________________

     Our board of directors is soliciting proxies from the holders of our common stock to be voted at our 2004 annual meeting of shareholders to be held on June 23, 2004, beginning at 9:30 a.m. New York City time, at The St. Regis Fontainebleau Room, Two East 55th Street, at Fifth Avenue, New York, New York, and at any adjournments or postponements thereof.

     We are first mailing this proxy statement and the enclosed form of proxy or proxies, as the case may be, on or about May 26, 2004. We are sending this proxy statement in connection with the proxy solicitation. You should review the information provided herein in conjunction with our 2004 annual report, which accompanies this proxy statement. Our principal executive office is located at 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027 and our telephone number is (954) 433-3900.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of seven directors and the shareholder proposal regarding our Northern Ireland operations.

Who is entitled to notice of and to vote at the meeting?

     Only shareholders of record at the close of business on the record date, April 30, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock and Class A common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon and each outstanding share of Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

     All shareholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate combined voting power of the shares of common stock (one vote per share) and Class A common stock (ten votes per share) outstanding as of the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 93,719,071 shares of our common stock were outstanding and 5,198,261 shares of our Class A common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting but will not be counted as votes cast “for” or “against” any given matter. An independent inspector of elections appointed for the annual meeting will determine whether or note a quorum is present and will tabulate votes cast by proxy or in person at the annual meeting.

     If less than a majority of the aggregate combined voting power of the outstanding shares of common stock and Class A common stock entitled to vote are represented at the meeting, a majority of the votes present, either in person or by proxy, at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

     If you complete and properly sign the accompanying proxy card(s), and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card(s) in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I vote by telephone or by Internet?

     If your shares are held in “street name,” you may vote by telephone or Internet. Shareholders should review their proxy card for instructions for voting by telephone or Internet. Please follow the directions on your proxy card carefully. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder.

     The deadline for voting by telephone or Internet is 11:59 p.m. on June 22, 2004.

Can I change my vote after I return my proxy card(s)?

     Yes. Even after you have submitted your proxy card(s), you may change your vote at any time before the proxy is exercised, by filing with our Secretary either a notice of revocation or a duly executed proxy card(s) bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy or proxies, as the case may be.

What are the board’s recommendations?

     Unless you give other instructions on your proxy card(s), the persons named as proxy holders on the signed proxy card(s) will vote in accordance with the recommendations of our board of directors. The board recommends a vote:

•	for the election of the nominated slate of directors. See “Proposal 1 — Election of Directors.”

•	against the shareholder proposal regarding our operations in Northern Ireland. See “Proposal 2 — Shareholder Proposal Regarding Our Operations In Northern Ireland.”

     The board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate nominees for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors.

What vote is required to approve each item?

     Election of Directors. The affirmative vote of a plurality of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class, is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

     Shareholder Proposal regarding our Operations in Northern Ireland. The affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class, is required to approve the shareholder proposal regarding our operations in Northern Ireland. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     Other Items. In the event other items are properly brought before the shareholders at the meeting, the affirmative vote of a majority of the votes cast (either in person or by proxy) at the meeting by the holders of the outstanding shares of common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class, will be required for approval.

What is the effect of “broker non-votes”?

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to solicitation by mail, certain of our directors, officers and regular employees may, without extra compensation, solicit proxies by telephone, facsimile and personal interview. We also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of both classes of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

May I see a list of the shareholders entitled to vote?

     Any shareholder of record as of the record date may look at the complete list of the shareholders entitled to vote at the annual meeting so long as it is for a purpose germane to the annual meeting. The list will be available during normal business hours, at our offices located at 350 Fifth Avenue, New York, New York 10118, for a period of ten days prior to the meeting and at the meeting itself.

What should I have received to enable me to vote?

     Your package from us should contain this proxy statement, the accompanying notice of annual meeting, a common stock proxy card and/or a Class A common stock proxy card, as applicable, and our 2004 annual report to shareholders. This package is being mailed on or about May 26, 2004.

SECURITY OWNERSHIP

     The following table shows the number of shares of common stock and Class A common stock beneficially owned as of April 30, 2004 (except as noted below) by the following individuals or groups:

•	each person who we know beneficially owns more than 5% of either class of our common stock;

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

     The table also sets forth, in its final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for such separate class votes as are required by law.

     Unless otherwise indicated, the address for each named person is c/o Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027 and each named person has sole voting and investment power over the shares shown below.

     The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 93,719,071 shares of common stock and 5,198,261 shares of Class A common stock outstanding as of April 30, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of April 30, 2004 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. All share amounts set forth in the table below reflect a two-for-one stock split effected on December 19, 2003.

	Shares of			Shares of			Combined Percent
	Common Stock		Percent of	Class A Common Stock		Percent of	of Voting
Name and Address	Beneficially Owned		Class	Beneficially Owned		Class	Securities
Rowland Schaefer	6,777,396	(2)	7.2	3,560,816	(3)	68.5	29.1

E. Bonnie Schaefer(1)	5,237,430	(4)(5)(6)	5.6	—	(5)	—	3.6

Marla L. Schaefer(1)	5,344,304	(5)(6)(7)	5.7	13,380	(5)	*	3.8

Barclays Global Investors, NA(8) 45 Fremont Street San Francisco, CA 94105	13,693,388	(8)	14.61	—		—	9.4

Ira D. Kaplan(1)	49,310	(9)	*	—		—	*

Bruce G. Miller(10) 18 Columbia Turnpike Florham Park, NJ 07932	269,000	(11)	*	—		—	*

Steven H. Tishman(10) c/o Rothschild Inc. 1251 Avenue of the Americas, 51st Floor New York, NY 10020	12,000	(11)	*	—		—	*

	Shares of			Shares of			Combined Percent
	Common Stock		Percent of	Class A Common Stock		Percent of	of Voting
Name and Address	Beneficially Owned		Class	Beneficially Owned		Class	Securities
Northern Trust Bank of Florida, NA 700 Brickell Avenue Miami, FL 33131	—		—	1,055,528	(12)	20.3	7.2

Todd D. Jick(10) c/o The Center for Executive Development 420 Boylston Street Suite 40B Boston, MA 02116	10,000	(11)	*	—		—	—

Ann Spector Lieff(10) P.O. Box 430330 Miami, FL 33243	10,000	(11)	*	—		—	—

Carl M. Youngman(13) Washington & Congress Managers, LLC 30 Rowes Wharf, Suite 480 Boston, MA 02110	10,000	(11)	*	—		—	—

All directors and current executive officers as a group (8 persons)	5,723,364	(14)	6.1	13,380		*	7.6

*	Less than 1% of the shares outstanding of such class.

(1)	The named individual is a director, a nominee for director and an executive officer of Claire’s.

(2)	Includes (i) 19,892 shares held by Schaefer Family Holdings, Inc., (ii) 2,021,478 shares held by RS Family Limited Partnership Irrevocable Trust dated December 20, 2002, (iii) 3,177,310 shares held by RS Family Limited Partnership No. 2 Irrevocable Trust dated December 20, 2002, (iv) 1,217,474 shares held by The Rowland Schaefer Trust U/A Dtd 03/05/99, of which Mr. Schaefer is the settlor, principal beneficiary and sole trustee and (v) 341,242 shares held by The Rowland Schaefer Trust U/A Dtd 02/02/01. Does not include shares of common stock held in a trust for the benefit of his children, including Bonnie Schaefer and Marla Schaefer, referred to in footnote (12) because Mr. Schaefer has no present voting or investment control of these shares.

(3)	Includes 3,560,816 shares held by The Rowland Schaefer Trust U/A Dtd 03/05/99. Does not include shares held in a trust for the benefit of his children, including Bonnie Schaefer and Marla Schaefer referred to in footnote (12) because Mr. Schaefer disclaims beneficial ownership of these shares.

(4)	Includes 18,750 shares subject to currently exercisable stock options and options exercisable within 60 days.

(5)	Does not include shares held under the trust referred to in footnote (12) because Bonnie Schaefer and Marla Schaefer have no present voting or investment control of these shares.

(6)	Includes (i) 19,892 shares of common stock held by Schaefer Family Holdings, Inc., (ii) 2,021,478 shares held by RS Family Limited Partnership Irrevocable Trust dated December 20, 2002 and (iii) 3,177,310 shares held by RS Family Limited Partnership No. 2 Irrevocable Trust dated December 20, 2002. Bonnie Schaefer and Marla Schaefer disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein, because neither Bonnie Schaefer nor Marla Schaefer individually direct the voting or investment control of these shares.

(7)	Includes 118,750 shares subject to currently exercisable stock options and options exercisable within 60 days.

(8)	Based on a Schedule 13G dated December 31, 2003 filed with the SEC jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank Plc, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle Of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, and Barclays Private Bank Limited (the “Barclays Group”). The Schedule 13G indicates that at December 31, 2003, 14,877,357 shares of our common stock were beneficially owned by the Barclays Group. Based on information provided to us by the Barclays Group, at May 10, 2004, 13,693,388 shares of our common stock were beneficially owned by the Barclays Group.

(9)	Includes 2,000 shares acquired in connection with a restricted stock award in January 2003 which vested in January 2004 and 23,310 shares subject to currently exercisable stock options and options exercisable within 60 days.

(10)	The named individual is a director and a nominee for director.

(11)	Includes 10,000 shares subject to currently exercisable stock options and options exercisable within 60 days.

(12)	Represents shares held in a trust for the benefit of certain of Mr. and Mrs. Schaefer’s children, including Bonnie Schaefer and Marla Schaefer, for which Northern Trust Bank of Florida, NA is the trustee and as to which shares it disclaims beneficial ownership.

(13)	The named individual will not stand for re-election at the 2004 annual meeting of shareholders.

(14)	Includes an aggregate of 210,810 shares issuable upon the exercise of stock options currently exercisable and exercisable within 60 days. Does not include shares held by our Chairman Emeritus.

PROPOSAL 1 — ELECTION OF DIRECTORS

     Our articles of incorporation and bylaws provide that the number of directors of the Company will be at least three, but no more than nine, unless changed by amendment to the articles of incorporation and bylaws, with the exact number to be set by the directors. The seven persons set forth below are proposed to be elected as directors at the annual meeting. If elected, each of these directors will hold office until the next annual meeting of shareholders in the year 2005 or until his or her successor is duly elected and qualified. If a nominee becomes unavailable to serve as a director, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board.

     For additional information regarding the nominees for director who also serve as our executive officers, see “Management.”

		Present Position
		with the Company,
		Principal
		Occupation and	Director of the
Name	Age	Business Experience	Company Since
Marla L. Schaefer (1)	55	Co-Chairman of the Board of Directors and Co-Chief Executive Officer of Claire’s since November 20, 2003; Acting Co-Chairman and Co-Chief Executive Officer from November 2002 to November 2003; Co-Vice Chairman of the Board of Directors of Claire’s from January 1999 to November 2003; Vice Chairman of the Board of Directors of Claire’s from March 1998 to January 1999; Senior Vice President of Claire’s Boutiques since April 1998; Vice President of Fashion Merchandising of Claire’s Boutiques from April 1990 until April 1998; Secretary since April 2002	1990

E. Bonnie Schaefer (1)	51	Co-Chairman of the Board of Directors and Co-Chief Executive Officer of Claire’s since November 20, 2003; Acting Co-Chairman and Co-Chief Executive Officer from November 2002 to November 2003; Co-Vice Chairman of the Board of Directors of Claire’s from January 1999 to November 2003; Executive Vice President – Real Estate of Claire’s Boutique’s since 1997; Vice President — Real Estate of Claire’s Boutiques from 1994 to 1997	1998

Ira D. Kaplan	45	Director of Claire’s; Senior Vice President and Chief Financial Officer of Claire’s	1999

Bruce G. Miller	62	Director of Claire’s; Managing Director, Financial Institutions Group, of Ryan, Beck, Inc. since July 1992	1983

Steven H. Tishman	47	Director of Claire’s; Managing Director of Rothschild Inc. since October 2002; Managing Director of Robertson Stephens, Inc. from November 1999 until July 2002; Senior Managing Director of Bear, Stearns & Co. Inc. from July 1993 until November 1999; Director of Cedar Fair, L.P.	1998

Todd D. Jick	54	Director of Claire’s; five years experience in the field of Organizational Behavior and Human Resource Management as academic and consultant; Managing Partner of the Center for Executive Development since 1994; Director on the advisory board of Standard Electric since 2000; Professor at the Harvard Business School for 10 years, Visiting Professor, Organizational Behavior-Human Resource Management at INSEAD and at London business school; taught at Columbia University Graduate School of Business and York University in Toronto	2002

		Present Position
		with the Company,
		Principal
		Occupation and	Director of the
Name	Age	Business Experience	Company Since
Ann Spector Lieff	52	Director of Claire’s; Founder and President since 1998 of The Lieff Company, a consulting group, specializing in CEO mentoring, leadership development, corporate strategies to assist and expand organizations in the management of their business practices, and advisory services to corporate boards; Chief Executive Officer of SPEC’s Music from 1980 until 1998; Director of Herzfeld Caribbean Basin Fund, Hastings Entertainment, Inc. and Mayor’s Jewelers Inc.	2003

(1)	Each is the daughter of Mr. Rowland Schaefer, our Chairman Emeritus.

     Director Independence. The board of directors has analyzed the independence of each director and nominee and has determined that the following directors are independent under the New York Stock Exchange rules and have no material relationships with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us): Messrs. Tishman, Miller and Jick and Ms. Lieff. In particular, the board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the New York Stock Exchange (NYSE) Listed Company Manual.

     Vote Required. The election of directors will be decided by a plurality of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class.

     The board of directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship to be elected is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominee(s) and for such other person(s) as may be designated by the board of directors, unless directed by a proxy to do otherwise.

The board recommends that shareholders vote “for” each of the nominees for director set forth above.

MANAGEMENT

     The following table sets forth the names, ages, positions and backgrounds of our current executive officers. Each of these executive officers serves until the election and qualification of such individual’s successor or until his or her death, resignation or removal by the board of directors.

Name	Age	Position
E. Bonnie Schaefer	51	Co-Chairman and Co-Chief Executive Officer of the Board

Marla L. Schaefer	55	Co-Chairman and Co-Chief Executive Officer of the Board and Secretary

Ira D. Kaplan	45	Senior Vice President and Chief Financial Officer

     E. Bonnie Schaefer has been our Co-Chairman and Co-Chief Executive Officer since November 2003. Ms. Schaefer served as our Vice Chairman of our Board from January 1999 to November 2003. From November 2002 to November 2003, during Mr. Rowland Schaefer’s medical leave of absence, Ms. Schaefer, together with Marla Schaefer, assumed the responsibilities of Mr. Schaefer by becoming Acting Co-Chairman and Co-Chief Executive Officer. Ms. Schaefer is the daughter of Rowland Schaefer and the sister of Marla L. Schaefer.

     Marla L. Schaefer has been our Co-Chairman and Co-Chief Executive Officer since November 2003, and has served as a director since 1990. Ms. Schaefer served as our Vice Chairman of our Board from March 1998 to November 2003 and has been our Secretary since April 2002. From November 2002 to November 2003, during Mr. Rowland Schaefer’s medical leave of absence, Ms. Schaefer, together with E. Bonnie Schaefer, assumed the responsibilities of Mr. Schaefer by becoming Acting Co-Chairman and Co-Chief Executive Officer. Ms. Schaefer is the daughter of Rowland Schaefer and the sister of E. Bonnie Schaefer.

     Ira D. Kaplan has been our Chief Financial Officer since September 1990 and our Senior Vice President since April 1997.

     Chairman Emeritus. Rowland Schaefer, 87, has been our Chairman Emeritus of the Board since November 2003. He served as our Chairman of the Board, President and Chief Executive Officer since our inception in 1961. In November 2002, Mr. Schaefer took a medical leave of absence from his responsibilities, at which time Ms. Marla Schaefer and Ms. E. Bonnie Schaefer were appointed Acting Co-Chairmen and Co-Chief Executive Officers. Mr. Schaefer is the father of E. Bonnie Schaefer and Marla L. Schaefer.

Board of Directors

     Our business is managed under the direction of the board of directors. The board meets during our fiscal year to review significant developments affecting us and to act on matters requiring board approval. The board held nine formal meetings during the fiscal year ended January 31, 2004, to which we refer as fiscal 2004. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors, and (ii) the number of meetings of all committees on which that person served which were held during the period that such person served on such committee.

Committees of the Board of Directors

     We currently have three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee.

     Audit Committee. Our audit committee currently consists of Messrs. Miller, Tishman and Youngman. The members of the audit committee are, and will continue to be, independent under the listing standards of the New York Stock Exchange. The board of directors has determined that each of the members of our audit committee satisfies the financial literacy and experience requirements of the NYSE and the rules of the Securities and Exchange Commission. The audit committee operates under a written charter, a copy of which is available on our website at www.clairestores.com. The charter is available in print to any shareholder who requests it in writing from our Director of Investor Relations at Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027. The audit committee represents the board in its relations with our independent public accountants and oversees the financial reporting and disclosures prepared by our management. The audit committee’s functions include meeting with our management and our independent public accountants, reviewing and discussing our audited and unaudited financial statements with our management, recommending to the board of directors the engagement of our independent auditors, reviewing with such auditors the plan and results of their audit of our financial statements, determining the independence of such auditors and discussing with management and the independent auditors the quality and adequacy of our internal controls. During fiscal 2004, the audit committee held eight formal meetings. For more information regarding the functions of the audit committee and its activities during fiscal 2004, see the “Report of the Audit Committee” below.

     Compensation Committee. Our compensation committee currently consists of Messrs. Jick and Youngman and Ms. Lieff, each of whom is independent under the listing standards of the NYSE. The compensation committee is responsible for approving compensation and bonuses for our co-chief executive officers and reviewing compensation and bonuses for our other executive officer, for administering our 1996 Stock Option Plan and, during fiscal 2004, for administering our 2000 Incentive Compensation Plan. During fiscal 2004, our compensation committee also met to determine the terms of the retirement agreement with our Chairman Emeritus. The compensation committee operates under a written charter, a copy of which is available on our website at www.clairestores.com. The charter is available in print to any shareholder who requests it in writing from our Director of Investor Relations at Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027. During fiscal 2004, the compensation committee held twelve formal meetings. For more information regarding the functions of the compensation committee and its activities during fiscal 2004, see the “Report on Executive Compensation” below.

     Corporate Governance and Nominating Committee. Our corporate governance and nominating committee currently consists of Messrs. Jick, Miller, Tishman, and Youngman and Ms. Lieff, each of whom is independent as defined under the listing standards of the NYSE. The functions of the corporate governance and nominating committee include:

•	identifying individuals qualified to become board members and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders;

•	developing and recommending to our board of directors a set of corporate governance principles applicable to us and our business, including development of corporate governance guidelines, guidelines for periodic evaluation of the board, its committees and individual directors, and procedures for submission of director candidates by our shareholders; and

•	overseeing management continuity planning processes.

     All director nominees must possess certain core competencies, some of which may include experience in retail, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, when identifying, evaluating and considering potential candidates for membership on our board, including those recommended or nominated by shareholders, the corporate governance and nominating committee considers relevant educational, business and industry experience and demonstrated character and judgment. Directors will not be nominated for re-election unless it is affirmatively determined that the director is making a substantial contribution to the overall effectiveness of the board.

     The corporate governance and nominating committee identifies individuals qualified to become members of the board when any vacancy occurs on the board by reason of disqualification, resignation, retirement, death or an increase in the size of the board, and selects or recommends that the board select director nominees for each annual meeting of shareholders and director nominees to fill vacancies on the board that may occur between annual meetings of shareholders. The corporate governance and nominating committee will also consider director candidates recommended by shareholders. Any such recommendations should be sent to our corporate governance and nominating committee, attention chairman, c/o Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines,

Florida 33027, and should include the candidate’s name, biographical data, qualifications and the candidate’s written consent to be considered as a nominee and to serve if elected. We received no such recommendations for our 2004 annual meeting. The process by which the corporate governance and nominating committee evaluates candidates submitted by shareholders does not differ from the process it follows for evaluating other nominees, except that the corporate governance and nominating committee may also take into consideration the number of shares held by the recommending shareholder, the length of time that such shares have been held and the number of candidates submitted by each shareholder or group of shareholders over the course of time.

     During fiscal 2004, the corporate governance and nominating committee held four formal meetings. The corporate governance and nominating committee operates under a written charter, a copy of which is available on our website at www.clairestores.com. The charter is available in print to any shareholder who requests it in writing from our Director of Investor Relations at Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027.

CORPORATE GOVERNANCE

     The following does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     Our business and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our shareholders. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our shareholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. The board and each of its committees — audit, compensation, corporate governance and nominating — also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

     We have been reviewing our corporate governance policies and practices, which has included comparing our policies and practices to those suggested by various groups and authorities active in corporate governance and to recently enacted corporate governance rules of the New York Stock Exchange.

     Some of the recent changes approved by our board include:

•	adopting a Code of Ethics for our Co-Chief Executive Officers and Senior Financial Officers;

•	adopting an amended and restated Code of Business Conduct and Ethics for all employees and directors;

•	establishing procedures, including a hotline, for anonymous reporting by employees to our Audit Committee; and

•	adopting corporate governance guidelines, which include formal evaluation procedures for director reviews, executive sessions of independent non-management directors and procedures for submission of candidates for directors by our shareholders.

Code of Business Conduct and Ethics

     We maintain a Code of Business Conduct and Ethics that is applicable to all employees and directors. Additionally, we maintain a Code of Ethics that is applicable to our Co-CEOs and Senior Financial Officers. These codes require continued observance of high ethical standards such as honesty, integrity and compliance with the law in the conduct of the our business. The Code of Ethics for our Co-CEOs and Senior Financial Officers is publicly available on our website at www.clairestores.com. We intend to post on our website amendments to or waivers from our Code of Business Conduct and Ethics. Violations under either code of conduct must be reported to the Audit Committee. These materials may also be requested in print by writing to the Director of Investor Relations at Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027.

Communications Between Shareholders and the Board

     The board of directors has designated Mr. Bruce Miller as the “presiding director” as that term is defined in Section 303A.03 of the NYSE Manual. Shareholders or other interested parties wishing to communicate with our board of directors should submit any communications in writing to the presiding director at Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027. The presiding director will determine whether to relay the communication to the full board or to any individual director or directors to whom the communication is directed.

REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     In accordance with its written charter adopted by our board of directors, the audit committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit committee consists of three members, each of whom is “independent” as that term is defined under the applicable listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and applicable Securities and Exchange Commission rules.

     The Sarbanes-Oxley Act of 2002 and the committee’s charter require that all services provided to us by KPMG LLP, our independent auditors, be subject to pre-approval by the audit committee. The audit committee has established policies and procedures contemplated by these rules.

     The purpose of the audit committee is to assist our board in its oversight of:

•	the integrity of our financial statements and other financial information provided by us to our shareholders and the public;

•	the adequacy of our system of internal controls;

•	the qualifications, independence and performance of our independent auditors; and

•	the performance of our independent auditors and of our internal audit function.

     In carrying out these responsibilities, the audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by our management, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	supervises the relationship between us and our independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, approving audit and non-audit services, and confirming the independence of the independent auditors; and

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our internal audit program and the composition, function, staffing, budget and performance of the internal audit group.

     In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for fiscal 2004 with management, including a discussion of the quality, not just the acceptability, of the accounting principles employed, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed and discussed the financial statements for fiscal 2004 with the independent auditors. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the audit committee discussed with the independent auditors all of the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the audit committee has discussed with the independent auditors their independence from our management and from us, including matters in the written disclosures provided by the independent auditors to the audit committee as required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees. As part of this review, the audit committee considered whether the non-audit services provided to us by KPMG during fiscal 2004 were compatible with maintaining their independence. Upon its review, the audit committee has satisfied itself as to KPMG’s independence.

     In addition, the audit committee reviewed initiatives and programs aimed at strengthening the effectiveness of our internal control structure. As part of this process, the audit committee continued to monitor the scope and adequacy of our internal audit program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audits of the financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the auditors are in fact “independent.”

     In reliance on the reviews and discussions with management and the independent accountants referred to above, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to our board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2004 filed with the Securities and Exchange Commission and in the fiscal 2004 annual report to our shareholders. The undersigned members of the audit committee have submitted this report to us.

Members of the Audit Committee

Bruce G. Miller, Chairman
Steven H. Tishman
Carl Youngman

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid to our executive officers during fiscal 2004, collectively referred to below as the “named executive officers,” for services rendered to us during each of the past three fiscal years.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
					Awards
					Restricted
				Other Annual	Stock	Securities	All Other
	Fiscal		Bonus	Compensation	Award(s)	Underlying Options	Compensation
Name and Principal Position	Year	Salary($)	($)	($)(1)	($)	(#)	($)(2)
E. Bonnie Schaefer	2004	400,000	800,000	0	0	0	1,994
Co-Chairman and	2003	316,346	400,000	0	0	0	2,812
Co-Chief Executive	2002	257,719	175,000	0	0	0	17,404
Officer

Marla L. Schaefer	2004	400,000	800,000	0	0	0	20,554
Co-Chairman and	2003	359,615	400,000	0	0	0	21,753
Co-Chief Executive	2002	330,000	175,000	0	0	0	22,746
Officer

Ira D. Kaplan	2004	338,008	600,000	0	0	0	17,357
Senior Vice	2003	330,000	350,000	0	23,190	0	20,284
President and Chief	2002	346,035	250,000	0	0	0	20,502
Financial Officer

(1)	Amounts for executive perquisites and other personal benefits, securities or property did not exceed the lesser of either $50,000 or 10% of annual salary and bonus.

(2)	Unless otherwise indicated, amounts represent matching contributions by us under our 401(k) profit sharing plan and our management deferred compensation plan.

     The following table sets forth information concerning compensation awarded to, earned by or paid to Rowland Schaefer. Mr. Schaefer took a medical leave of absence from his responsibilities as Chairman and Chief Executive Officer in November 2002, at which time Ms. Marla Schaefer and Ms. Bonnie Schaefer were appointed acting co-chairmen and co-chief executive officers. Mr. Schaefer was appointed Chairman Emeritus in November 2003, at which time Ms. Marla Schaefer and Ms. Bonnie Schaefer were appointed our co-chairmen and co-chief executive officers.

	Annual Compensation					Long Term Compensation
						Awards
						Restricted
					Other Annual	Stock	Securities
Name and Principal					Compensation	Award(s)	Underlying Options	All Other
Position	Fiscal Year	Salary($)	Bonus ($)		($)	($)	(#)	Compensation ($)
Rowland Schaefer	2004	1,150,000	1,830,176	(1)	0	0	0	0
Chairman Emeritus	2003	1,300,000	4,220,000	(2)	0	0	0	0
of the Board	2002	1,000,000	0		0	0	25,000	0

(1)	Includes $1,080,176 bonus paid under the 2000 Incentive Compensation Plan approved by our shareholders at our 2000 annual meeting of shareholders, and a $750,000 one-time milestone payment pursuant to the terms of Rowland Schaefer’s employment agreement, which agreement was terminated in November 2003 effective upon his retirement.

(2)	Includes $1,720,000 bonus paid under the 2000 Incentive Compensation Plan approved by our shareholders at our 2000 annual meeting of shareholders, a $1,000,000 one-time bonus paid in connection with a sale of a subsidiary in fiscal 2003, and a $1,500,000 one-time transition bonus paid pursuant to the terms of Rowland Schaefer’s employment agreement, which agreement was terminated in November 2003 effective upon his retirement.

Stock Option Grants

     There were no grants of stock options to the named executive officers during fiscal 2004.

Option Exercises and Year-End Values

     The following table sets forth certain information concerning the exercise of stock options by the named executive officers and our chairman emeritus during fiscal 2004 and unexercised stock options held by the named executive officers and our chairman emeritus as of January 31, 2004 under our 1991 and 1996 stock option plans.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held as of		In-the-Money Options as of
	Shares		January 31, 2004		January 31, 2004 (2)
	Acquired on	Value
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Rowland Schaefer	680,000	$6,749,300	0	0	$0	$0

E. Bonnie Schaefer	0	0	18,750	31,250	152,063	253,438

Marla L. Schaefer	0	0	118,750	31,250	1,086,063	253,438

Ira D. Kaplan	210,130	2,844,786	23,310	116,560	189,044	945,302

(1)	In accordance with Securities and Exchange Commission rules, value realized is the difference between the exercise price per share and the fair market value on the exercise date per share multiplied by the number of shares acquired upon the exercise of options.

(2)	Value of unexercised in-the-money options is the sum of the value of each option granted, calculated on a grant by grant basis. The value of each option is equal to the product of the number of shares that could be acquired upon the exercise of unexercised options as of the end of fiscal 2004 multiplied by the difference between the exercise price for the grant and the market price on the last trading day of fiscal 2004 of $18.30 per share, excluding grants for which the difference is equal to or less than zero.

Compensation of Directors

     We do not pay director fees to directors who are our employees. Effective for fiscal 2004, we increased the compensation of our non-employee directors based on the results of a study we commissioned by a prominent consulting firm specializing in compensation studies. For fiscal 2004, our non-employee directors received an annual retainer of $35,000 and received $1,000 for physical attendance at board meetings or $500 for telephonic attendance at board meetings. The audit committee chairman received an additional annual retainer of $5,000 and all audit committee members, including the chairman, received an additional annual retainer of $10,000. Other committee chairmen received an additional annual retainer of $2,500 and all members of other committees (including the chairman) received an additional annual retainer of $5,000. In addition, non-employee directors received options, subject to a vesting schedule, to purchase 10,000 shares of our common stock to be granted on the date the director is elected by our shareholders, commencing with the 2003 annual meeting, at an exercise price equal to the fair market value of our common stock on the grant date. As a result, each of Messrs. Jick, Miller, Tishman and Youngman and Ms. Lieff received an option grant to purchase 10,000 shares of our common stock on June 23, 2003. Our non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at board meetings. All fees earned by our non-employee directors are paid on a quarterly basis.

Retirement Agreement with our Chairman Emeritus

     We entered into an agreement, effective as of November 30, 2003, with Rowland Schaefer, who at the time was on a medical leave of absence from his position as our chairman and chief executive officer. Pursuant to the agreement, Mr. Schaefer resigned as chairman and chief executive officer and all other positions as an officer and director of any of our companies and his employment agreement was terminated. Mr. Schaefer agreed to provide consulting services to us and to serve as Chairman Emeritus of the board. As consideration for terminating the employment agreement and his continued service as Chairman Emeritus, Mr. Schaefer receives an aggregate annual payment of $1,300,000, payable for each of the five years from the date of his resignation. We also amended Mr. Schaefer’s option agreements to provide that all of his options vested as of the effective date of the agreement. See “Report on Executive Compensation” for a discussion of the factors considered by our compensation committee in determining the terms of the retirement agreement.

Employee Benefit Plans

     1996 Incentive Compensation Plan. On August 13, 1996, our board of directors adopted the 1996 Stock Option Plan, which was approved by our shareholders at our 1997 annual meeting. On February 16, 2000, our board adopted an amendment to the Plan in order to increase the number of shares of common stock available for grant under the Plan from 6,000,000 to 8,000,000, plus the number of shares unused or recaptured under our 1991 Stock Option Plan, which was approved by our shareholders at the 2000 annual meeting. The 1996 Plan expires on August 13, 2006. On March 12, 2003, our board of directors approved additional amendments to and restatement of the 1996 Plan, which were approved by our shareholders at the 2003 annual meeting.

     The purpose of the 1996 Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership in us by these persons. In furtherance of this purpose, the 1996 Plan authorizes, among other things, the discretion to grant incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, or SARs, and other stock-related awards and performance or annual incentive awards to purchase shares of the common stock to all regular employees, including directors and officers who are regular employees, non-employee directors, and persons who provide consulting or other services to us as independent contractors. The 1996 Plan also provides for participants to finance the exercise of options and the payment of taxes in connection therewith, as well as the use of already owned shares of common stock as payment of the exercise price for options granted under the 1996 Plan.

     The 1996 Plan is administered by the compensation committee which has been designated by our board and which consists entirely of independent directors. Both our board and the committee have the power to determine who should be awarded options, the number of shares to be granted and the exercise price of the options and other terms. In addition, both our board and the committee have the power and authority to construe and interpret the 1996 Plan, and the acts of the board or the committee are final, conclusive and binding upon all interested parties.

     An aggregate of 8,000,000 shares (plus the number of shares unused or recaptured under our 1991 Stock Option Plan) of common stock have been reserved for issuance upon exercise of options granted under the 1996 Plan. The shares acquired upon exercise of options granted under the 1996 Plan are authorized and issued shares of our common stock. Our shareholders do not have any preemptive rights to purchase or subscribe for any common stock by reason of the reservation and issuance of common stock under the 1996 Plan. If any option granted under the 1996 Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the 1996 Plan. The 1996 Plan limits the total aggregate number of options, SARs, restricted shares of common stock, deferred shares of common stock, shares as a bonus or in lieu of our other obligations, and other stock-based awards granted to any one participant to 500,000 for each type of award. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one participant is $5,000,000.

     All grants of options or SARs under the 1996 Plan are evidenced by an agreement between us and the grantee which contains the terms and conditions of the award, such as the exercise price, term and any restrictions on the exercisability of the options or SARs granted. The exercise price per share subject to an option and the grant price of an SAR are determined by the board or the committee, but in the case of an ISO must not be less than the fair market value of a share of our common stock on the date of grant. The exercise price of an option may be paid in cash, by certified or official bank check, by money order, by delivery of already owned shares of common stock having a fair market value equal to the exercise price, by the withholding of shares issuable upon exercise of the option, by such other consideration as our board or committee deems appropriate or by a combination of the foregoing. Generally, options or SARs granted under the 1996 Plan are not assignable or transferable, other than by will or by the laws of descent and distribution or, in the case of a nonqualified stock option, with the prior consent of our board or the committee. During the lifetime of an optionee, an option is exercisable only by the optionee or a permitted transferee. The expiration date of an option will be determined by the board or the committee at the time of the grant, but in no event will an option be exercisable after the expiration of ten years from the date of grant.

     Our board or the committee may amend the 1996 Plan or any option at any time, provided that such amendment may not substantially impair the rights of an optionee under an outstanding option without the optionee’s consent.

     2000 Incentive Compensation Plan for our former Chairman of the Board. Our board approved the 2000 Incentive Compensation Plan (the “2000 Incentive Plan”) for our former Chairman, Rowland Schaefer, which was approved by our shareholders at our 2000 annual meeting of shareholders. The 2000 Incentive Plan provides for incentive compensation in an amount equal to a certain percentage of his annual base salary, referred to as the “Base Salary Percentage.” The Base Salary Percentage for a fiscal year is equal to twice the percentage increase, if any, in our consolidated pre-tax income, excluding extraordinary items, over the prior fiscal year, to be determined in accordance with generally accepted accounting principals and based upon our audited financial statements. The incentive compensation is payable to Mr. Schaefer within 90 days after the end of the fiscal year to which the incentive compensation relates. Mr. Schaefer received a payment for fiscal 2004 under the 2000 Incentive Plan. As a result of Mr. Schafer’s retirement in November 2003, he is not entitled to receive any future payments under the 2000 Incentive Plan. The 2000 Incentive Plan was administered by the compensation committee of the board. The only eligible participant in the 2000 Incentive Plan was Mr. Schaefer.

     Claire’s Stores, Inc. Management Deferred Compensation Plan. Effective as of July 26, 1999, we adopted a non-qualified deferred compensation plan, referred to as the Claire’s Stores, Inc. Management Deferred Compensation Plan, or Deferred Compensation Plan. The Deferred Compensation Plan was amended on January 1, 2001.

     The purpose of the Deferred Compensation Plan is to permit some of our selected key employees to elect to defer all or a portion of their cash compensation to be received from us until the earlier of the termination of his or her employment with us or a specified date in the future, as indicated in the initial election form executed by the individual key employee. In the event of a change in control, as defined in the Deferred Compensation Plan, all amounts contributed to the Deferred Compensation Plan will become immediately payable to the participants in accordance with their individual account balances.

     The key employees have the ability to elect to defer up to one hundred (100%) of their base salary and one hundred percent (100%) of their bonuses for a plan year, which, for purposes of the Deferred Compensation Plan, is a calendar year.

     In addition to the elective deferrals described above, participants may receive a discretionary employer contribution which is determined by us on an annual basis. The individual amounts for each participant, which is not necessarily the same for each participant, will be based upon a certain percentage of the participant’s base salary for the plan year and years of employment with us. The actual percentage amounts are set forth in the Deferred Compensation Plan.

     Each participant will be one hundred percent (100%) vested in all contributions, including elective deferrals and discretionary employer contributions, made on his or her behalf to the Deferred Compensation Plan, if any, at all times.

     Participants may select from a variety of investment alternatives, including life insurance, for purposes of calculating the investment return attributable to their elective deferrals and/or the non-discretionary employer contributions made on their behalf. Under the terms of the Deferred Compensation Plan, we will be required to pay out amounts to a participant based upon the investment alternatives selected by the participant.

     All amounts contributed to the Deferred Compensation Plan, including the participant elective deferrals and the discretionary employer contributions, shall be funded into a grantor rabbi trust and, thus, all such amounts remain subject to the claims of our creditors in the event we become bankrupt or insolvent.

     At the appropriate time of distribution, each participant shall receive either a lump sum distribution or installment payments of the contributions, including the elective deferrals, the discretionary employer contributions and earnings thereon, if any, made to the Deferred Compensation Plan on his or her behalf. The actual method of distribution will depend upon the event which gives rise to the right of distribution. For example, if a participant terminates employment due to retirement, as defined in the Deferred Compensation Plan, he or she will have the option of receiving his or her benefits in the form of a lump sum or installments payable over either 5, 10 or 15 years. In the event that a participant dies while employed by us, his or her beneficiary or beneficiaries may be entitled to receive additional death benefits under the Deferred Compensation Plan. In-service withdrawals with a penalty or other withdrawals to cover unforeseen financial emergencies are also allowed, subject to the terms of the Deferred Compensation Plan.

Compensation Committee Interlocks and Insider Participation

     The membership of the compensation committee of our board of directors in fiscal 2004 consisted of Messrs. Jick and Youngman and Ms. Lieff. No member of the compensation committee is now or ever was an officer or an employee of ours. No executive officer of ours serves as a member of the compensation committee of any entity one or more of whose executive officers serves as a member of our board of directors or compensation committee. There were no compensation committee interlocks during fiscal 2004.

REPORT ON EXECUTIVE COMPENSATION

     The following Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report or the performance graph by reference therein.

Overview

     Our executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal and individual goals and to attract and retain executives whose abilities are critical to our long-term success and competitiveness. We use internal resources and, periodically, independent compensation consultants, to assess the competitiveness of our executive compensation arrangements. Our executive compensation is based primarily upon:

•	base salary;

•	cash incentive compensation; and

•	equity compensation.

     Our compensation committee is responsible for administering our 1996 Stock Option Plan and was responsible for administering our 2000 Incentive Compensation Plan for our former Chairman. During fiscal 2004, our compensation committee met to determine bonuses for our executive officers for fiscal 2004 and the terms of the retirement agreement entered into with our Chairman Emeritus in fiscal 2004.

Compensation Philosophy

     In determining the total amount and mixture of the compensation package for each executive officer, we consider the overall value to each executive of his or her compensation package in light of numerous factors, including:

•	competitive position;

•	individual performance, including the expected contribution to our goals by each executive officer; and

•	our long-term needs and goals, including attracting and retaining key management personnel.

     The overall objectives of this strategy are as follows:

•	to attract and retain the best possible executive talent;

•	to motivate our executives to achieve goals inherent in our business strategy; and

•	to link executive and shareholder interests and to provide a compensation package that recognizes individual contributions as well as overall business results.

Compensation of our Named Executive Officers

     The base salary of our named executive officers were based on the philosophies and objectives set forth above. Consideration was also given to the performance of the named executive officer in his or her particular area of responsibility and contribution to our performance. An assessment of the future contributions the named executive officer is believed to be able to make to us is also considered. We determined the cash bonuses paid to our named executive officers, with assistance from a prominent compensation consulting firm, after an analysis of incentive compensation paid to top executives holding similar positions with similarly sized companies, with special consideration given to the following factors:

•	our successful financial performance in fiscal 2004;

•	length of service with us and knowledge of our business; and

•	the additional responsibilities carried out by our Co-Chairmen and Chief Financial Officer during fiscal 2004 as a result of the continued medical leave of absence and subsequent retirement of Rowland Schaefer.

Retirement Agreement with our Chairman Emeritus

     In fiscal 2004, we entered into a retirement agreement with Rowland Schaefer, our Chairman Emeritus. Mr. Schaefer’s retirement agreement was developed by our compensation committee. The compensation committee was assisted in its development of the agreement by a prominent compensation consulting firm, which advised the compensation committee that the terms of the retirement arrangement for Mr. Schaefer is fair and reasonable. Upon recommendation of our compensation committee, our independent board members approved the retirement agreement. For a description of the terms of the agreement, see “Executive Compensation—Retirement Agreement with our Chairman Emeritus.”

     Some of the key factors considered by our compensation committee in determining the terms of the agreement included Mr. Schaefer’s exceptional contributions as the visionary and spiritual leader of the company and to the growth and success of the company for over thirty years and the company’s continued benefit from the valuable input and expertise of Mr. Schaefer through consulting services, his role as Chairman Emeritus and use of his image and likeness. Based on these factors, the compensation committee considered it to be in our best interest to enter into the agreement.

Section 162(m) of the Internal Revenue Code

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended. This section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

•	the compensation is payable solely on account of the attainment of performance goals;

•	the performance goals are determined by a compensation committee of two or more outside directors;

•	the material terms under which compensation is to be paid are disclosed to and approved by the shareholders of the company; and

•	a compensation committee certifies that the performance goals were met.

     The effect of Section 162(m) is applicable to us only in the case of our current executive officers who have received compensation in excess of $1 million. We believe that our 1996 stock option plan has been structured in a manner that satisfies the requirements of Section 162(m). Our compensation committee has established performance-based goals for fiscal 2005 for each of our current executive officers. We intend to structure performance-based compensation, including stock option grants and annual bonuses, to other executive officers who may be subject to Section 162(m) in a manner that satisfies these requirements.

Conclusion

     Consistent with our compensation philosophy, we believe that our compensation program provides incentive to attain strong financial performance and is strongly aligned with shareholder interests, and directs the efforts of our executive officers toward the continued achievement of growth and profitability for the benefit of our shareholders.

Members of the compensation committee

Todd D. Jick, Chairman
Ann Spector Lieff
Carl Youngman

     The following table provides information as of January 31, 2004 with respect to compensation plans, including individual compensation arrangements, under which our common stock and Class A common stock are authorized for issuance.

Equity Compensation Plan Information
Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,276,868	$14.23	7,599,292

Equity compensation plans not approved by security holders	-	-	—

Total	1,276,868	$14.23	7,599,292

PROPOSAL 2 — SHAREHOLDER PROPOSAL REGARDING OUR OPERATIONS IN NORTHERN IRELAND

     In accordance with the Securities and Exchange Commission rules, the following shareholder proposal was submitted to us by the Office of the Comptroller of the City of New York, William C. Thompson, Jr., State Comptroller, located at 1 Centre Street, New York, New York 10007, on behalf of the New York City Employees’ Retirement System, which beneficially holds 19,300 shares of our common stock, New York City Teachers’ Retirement System, which beneficially holds 49,400 shares of our common stock, the New York City Fire Department Pension Fund, which beneficially holds 12,800 shares of our common stock, and the New York City Police Pension Fund, which beneficially holds 38,000 shares of our common stock. The Comptroller of the State of New York, Alan G. Hevesi, on behalf of the New York State Common Retirement Fund, which beneficially holds 380,275 shares of our common stock, and the Minnesota State Board of Investment, which beneficially holds 22,875 shares of our common stock, have indicated their intention to co-sponsor this proposal.

     “WHEREAS, Claire’s Stores, Inc. has a subsidiary in Northern Ireland;

     WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.	Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.	Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.	The banning of provocative religious or political emblems from the workplace.

4.	All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.	Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6.	The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.	The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.	The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.	The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareholders request the Board of Directors to:

     Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.”

Supporting Statement by the Comptroller of the City of New York

     “We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

     Implementation of the MacBride Principles by Claire’s Stores, Inc. will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy “FOR” these concerns.”

     Response by our Board of Directors and Management in Opposition to Proposal No. 2

     Your directors recommend a vote “AGAINST” this shareholder proposal for the following reasons:

     We are committed to providing equal opportunity employment. As a matter of policy, we do not discriminate against our employees or applicants for employment on the basis of religion. Individuals are evaluated on their ability and qualifications to perform their jobs, regardless of their race, sex, national origin, age, color or religion. Similarly, our recruiting procedures are designed to provide equal opportunity, and we comply with non-discrimination laws in effect in the countries and localities where we operate.

     Of approximately 3,000 retail stores worldwide, we currently operate 20 retail stores in Northern Ireland. Of approximately 16,000 of our employees worldwide, fewer than 50 work in Northern Ireland.

     In addition to following our own non-discrimination policies, we comply with the standards of the Northern Ireland Fair Employment legislation, as updated by the Fair Employment and Treatment (Northern Ireland) Order of 1998. In addition, we are registered with, and cooperate with, the Equality Commission for Northern Ireland, which oversees equal opportunity in employment. These laws make religious discrimination and preferential treatment in employment illegal. These laws also prohibit indirect religious discrimination and require compulsory reviews of employers’ recruitment, training and promotion practices with applicable provisions of the Code of Practice issued by the Equality Commission, specifically to promote and protect equality of opportunity in employment in Northern Ireland.

     The objectives of both the MacBride Principles and the laws referenced above are to eliminate employment discrimination in Northern Ireland. We wholeheartedly support this objective. However, by adopting the MacBride Principles, we would be accountable to two sets of similar, but not identical, fair employment guidelines, making it difficult for us to determine what standard will best help us run our business in Northern Ireland. This would be neither necessary nor desirable, particularly in light of our own internal policies and practices with respect to the promotion of fair and equal employment opportunities. We are also concerned that implementation of a potentially rigid set of principles, such as the MacBride Principles, may lead to divisiveness and unfairness among our employees in Northern Ireland.

     Your directors believe that our current policies and actions in this regard demonstrate our commitment to making all reasonable efforts to promote equal opportunity and eliminate discrimination in employment on the basis of religion. In our board’s opinion, this commitment, together with our policies and practices and compliance with laws in effect with respect to these matters, should ensure continued protection of equal opportunities for our employees in Northern Ireland. Therefore, the board believes that endorsement or implementation of the MacBride Principles is not necessary to ensure fair and equal opportunity of employment for its employees in Northern Ireland.

     Vote Required. The approval of the shareholder proposal regarding our operations in Northern Ireland will be decided by an affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class. At last year’s annual meeting, the same shareholder presented a substantially identical proposal. Shareholders rejected that proposal, with over 92 percent of the votes cast voting against it.

     For the reasons set for the above, the board recommends that shareholders vote “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We lease approximately 33,000 square feet for our executive offices located in Pembroke Pines, Florida from Rowland Schaefer & Associates, a general partnership (formerly Two Centrum Plaza Associates) owned by two corporate general partners. Each of E. Bonnie Schaefer and Marla Schaefer, our Co-Chairmen, have an approximately 32% ownership interest in the general partnership, and Ira D. Kaplan, our Chief Financial Officer, has an approximately 5% ownership interest in the general partnership. During fiscal 2004, we paid Rowland Schaefer & Associates, Inc. $900,000 for rent, real estate taxes and operating expenses as required under the lease. After obtaining approval from a committee of independent board members, we executed a new lease in January 2004, which expires on December 31, 2013.

     We lease retail space for a Claire’s Boutiques store in New York City from 720 Lexington Realty LLC, a limited liability corporation that is controlled by our two Co-Chairmen and an immediate family member of our Co-Chairmen. We entered into the lease with 720 Lexington Realty LLC in fiscal 2002, which is when 720 Lexington Realty LLC purchased the property from the prior owner. During fiscal 2004, we paid $282,000 for rent to 720 Lexington Realty LLC. The terms under our lease with 720 Lexington Realty LLC are the same terms as were in effect when we leased the retail space from an unaffiliated third party prior to the purchase by 720 Lexington Realty LLC. The lease expires on January 31, 2005.

     Management believes that these lease arrangements are on no less favorable terms than we could obtain from unaffiliated third parties.

CORPORATE PERFORMANCE GRAPH

     The following graph compares the cumulative total return of an investment in our common stock with an investment in the S&P 500 Stock Index and the S&P Apparel Retail Index for the five fiscal years ending January 31, 2004. This graph assumes the investment of $100 in our common stock, the S&P 500 and the S&P Apparel Retail Index on January 31, 1999 and assumes dividends are reinvested. Measurement points are on the last trading day of each of the five fiscal years.

*	$100 invested on 01/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending January 31.

RELATIONSHIP WITH OUR INDEPENDENT AUDITORS

     The firm of KPMG LLP has been our independent auditors since 1993 and will be our independent auditors for the current fiscal year unless the audit committee or board of directors deems it advisable to make a substitution. Our board of directors and the audit committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in our best interest and the best interest of our shareholders. Representatives of KPMG will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to answer questions concerning our financial affairs. KPMG has advised us that neither the firm nor any of its partners has any direct or material interest in us except as auditors and as our, and our subsidiaries, independent certified public accountants.

FEES PAID TO OUR INDEPENDENT AUDITORS

     We were billed an aggregate of $636,000 and $723,000 by KPMG LLP for fiscal 2003 and fiscal 2004, respectively, as follows:

     Audit Fees

     For professional services rendered for the audit of our annual financial statements and for the reviews of the interim financial statements included in our Form 10-Qs and services that are normally provided in connection with statutory and regulatory filings, $602,000 for fiscal 2003 and $661,000 for fiscal 2004.

     Audit Related Fees

     For professional services related to consultation regarding Sarbanes-Oxley Section 404 requirements, assistance in the documentation of an accounting policies manual, custom duty review and turnover certificates for Claire’s Accessories UK Ltd., and an audit of employee benefit plans, $21,000 for fiscal 2003 and $61,000 for fiscal 2004.

     Tax Fees

     For tax compliance, $13,000 for fiscal 2003 and $1,000 for fiscal 2004.

     All Other Fees

     For services other than those described above, $0 for both fiscal 2003 and fiscal 2004.

MISCELLANEOUS

Annual Report on Form 10-K

     We have mailed copies of our annual report with this proxy statement to holders of shares of common stock and Class A common stock as of the record date, April 30, 2004. We will provide without charge, to each holder of shares of common stock and Class A common stock as of the record date, a copy of our annual report on Form 10-K for the fiscal year ended January 31, 2004 as filed with the Securities and Exchange Commission on the written request of any such holder addressed to our Director of Investor Relations at Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of a registered class of our equity securities, collectively referred to as the reporting persons, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. These reporting persons are also required by Securities and Exchange Commission regulations to furnish us with copies of all such reports that they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during and with respect to fiscal 2004, all reporting persons have timely complied with all filing requirements applicable to them other than Form 4 transactions which occurred on December 23, 2003, December 24, 2003 and December 26, 2003 that were reported on a Form 5 filed jointly by E. Bonnie Schaefer and Marla Schaefer.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Shareholders interested in presenting a proposal to be considered for inclusion in the proxy statement for presentation at the 2005 annual meeting of shareholders may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by us on or before January 26, 2005.

     After the January 26, 2005 deadline, shareholders interested in presenting a proposal for consideration at the 2005 annual meeting of shareholders may submit the proposal and present it at the 2005 annual meeting, but we are not obligated to include the proposal in our proxy materials. Rule 14a-4 of the Securities and Exchange Commission’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in the company’s bylaws. Accordingly, for our 2005 annual meeting of shareholders, a shareholder must submit such written notice to the corporate secretary on or before April 11, 2005.

OTHER MATTERS

     As of the date of this proxy statement, we are not aware of any matter to be presented for action at the meeting other than the matters set forth above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

By order of the board of directors,

MARLA L. SCHAEFER
Co-Chairman of the Board

E. BONNIE SCHAEFER
Co-Chairman of the Board

May 26, 2004

[USE ONLY FOR COMMON STOCK]

CLAIRE’S STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS — JUNE 23, 2004

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned, a shareholder of CLAIRE’S STORES, INC. (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Ms. Marla L. Schaefer and Ms. E. Bonnie Schaefer, or either of them, proxies with power of substitution, for and in the name of the undersigned to attend the Annual Meeting of Shareholders of the Company to be held at The St. Regis Fontainebleau Room, Two East 55th Street, at Fifth Avenue, New York, New York, on June 23, 2004 at 9:30 a.m., New York City time, or at any adjournment or postponement thereof, and there to vote, as designated below, all shares of Common Stock of said Company which the undersigned would be entitled to vote if personally present at said meeting, all as described in the Proxy Statement dated May 26, 2004, receipt of which, together with the Annual Report to Shareholders is hereby acknowledged, as follows:

1.	Election of Directors by the holders of the Common Stock and the Class A Common Stock, voting together as a single class.

☐	FOR the nominees listed below:		☐	WITHHOLD AUTHORITY to vote for the nominees listed below:
	Marla L. Schaefer E. Bonnie Schaefer	Ira D. Kaplan Bruce G. Miller		Steven H. Tishman Todd D. Jick	Ann Spector Leiff

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2. To vote on the stockholder proposal regarding the Company’s business operations in Northern Ireland.

☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

3.	In their discretion, said proxies are authorized to vote upon any other business which may properly come before the Meeting.

        THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST “FOR” ITEM 1 AND “AGAINST” ITEM 2.

Dated:	, 2004

Signature

Signature if held jointly

NOTE: Your signature should appear as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The Board of Directors requests that you fill in, sign, date and return the proxy card promptly using the enclosed envelope.

[USE ONLY FOR CLASS A COMMON STOCK]

CLAIRE’S STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS — JUNE 23, 2004

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned, a shareholder of CLAIRE’S STORES, INC. (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Ms. Marla L. Schaefer and Ms. E. Bonnie Schaefer, or either of them, proxies with power of substitution, for and in the name of the undersigned to attend the Annual Meeting of Shareholders of the Company to be held at The St. Regis Fontainebleau Room, Two East 55th Street, at Fifth Avenue, New York, New York, on June 23, 2004 at 9:30 a.m., New York City time, or at any adjournment or postponement thereof, and there to vote, as designated below, all shares of Class A Common Stock of said Company which the undersigned would be entitled to vote if personally present at said meeting, all as described in the Proxy Statement dated May 26, 2004, receipt of which, together with the Annual Report to Shareholders is hereby acknowledged, as follows:

1.	Election of Directors by the holders of the Common Stock and the Class A Common Stock, voting together as a single class.

☐	FOR the nominees listed below:		☐	WITHHOLD AUTHORITY to vote for the nominees listed below:
	Marla L. Schaefer E. Bonnie Schaefer	Ira D. Kaplan Bruce G. Miller		Steven H. Tishman Todd D. Jick	Ann Spector Leiff

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2. To vote on the shareholder proposal regarding the Company’s business operations in Northern Ireland.

☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

3.	In their discretion, said proxies are authorized to vote upon any other business which may properly come before the Meeting.

        THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST “FOR” ITEM 1 AND “AGAINST” ITEM 2.

Dated:	, 2004

Signature

Signature if held jointly

NOTE: Your signature should appear as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The Board of Directors requests that you fill in, sign, date and return the proxy card promptly using the enclosed envelope.